FRANKLIN GOLD AND PRECIOUS METALS FUND

                    Preamble to Distribution Plan

      The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act") by FRANKLIN GOLD AND PRECIOUS METALS FUND (the "Trust"), which Plan shall take effect on the 10th day of April, 2000 (the "Effective Date of the Plan"). The Plan has been approved by a majority of the Board of Trustees of the Trust (the "Board of Trustees"), including a majority of the trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan (the "non-interested trustees"), cast in person at a meeting called for the purpose of voting on such Plan.

      In reviewing the Plan, the Board of Trustees considered the schedule and nature of payments and terms of the Management Agreement between the Trust and Franklin Advisers, Inc. ("Advisers") and the terms of the Underwriting Agreement between the Trust and Franklin/Templeton Distributors, Inc. ("Distributors"). The Board of Trustees concluded that the compensation of Advisers, under the Management Agreement, and of Distributors, under the Underwriting Agreement, was fair and not excessive; however, the Board of Trustees also recognized that uncertainty may exist from time to time with respect to whether payments to be made by the Trust to Advisers,
Distributors, or others or by Advisers or Distributors to others may be deemed to constitute distribution expenses of the Trust. Accordingly, the Board of Trustees determined that the Plan should provide for such payments and that adoption of the Plan would be prudent and in the best interest of the Trust and its shareholders. Such approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Trust and its shareholders.


                          DISTRIBUTION PLAN

1. The Trust shall reimburse Distributors or others for all expenses incurred by Distributors or others in the promotion and distribution of the shares of the Trust, including but not limited to, the printing of prospectuses and reports used for sales purposes, preparing and distributing sales literature and related expenses, advertisements, and other distribution-related expenses, including a prorated portion of Distributors' overhead expenses attributable to the distribution of Trust shares, as well as any distribution or service fees paid to securities dealers or their firms or others who have executed a servicing agreement with the Trust, Distributors or its affiliates, which form of agreement has been approved from time to time by the trustees, including the non-interested trustees.

2. The maximum amount which may be reimbursed by the Trust to Distributors or others pursuant to Paragraph 1 herein shall be 0.25% per annum of the average daily net assets of the Trust. Said reimbursement shall be made quarterly by the Trust to Distributors or others.

3. In addition to the payments which the Trust is authorized to make pursuant to paragraphs 1 and 2 hereof, to the extent that the Trust, Advisers, Distributors or other parties on behalf of the Trust, Advisers or Distributors make payments that are deemed to be payments by the Trust for the financing of any activity primarily intended to result in the sale of shares issued by the Trust within the context of Rule 12b-1 under the Act, then such payments shall be deemed to have been made pursuant to the Plan.

      In no event shall the aggregate asset-based sales charges which include payments specified in paragraphs 1 and 2, plus any other payments deemed to be made pursuant to the Plan under this paragraph, exceed the amount permitted to be paid pursuant to the Rule 2830(d) of the Conduct Rules of the National Association of Securities Dealers, Inc.

4. Distributors shall furnish to the Board of Trustees, for their review, on a quarterly basis, a written report of the monies reimbursed to it and to others under the Plan, and shall furnish the Board of Trustees with such other information as the Board of Trustees may reasonably request in connection with the payments made under the Plan in order to enable the Board of Trustees to make an informed determination of whether the Plan should be continued.

5. The Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by a vote of the Board of Trustees, including the non-interested trustees, cast in person at a meeting called for the purpose of voting on the Plan.

6. The Plan, and any agreements entered into pursuant to this Plan, may be terminated at any time, without penalty, by vote of a majority of the outstanding voting securities of the Trust or by vote of a majority of the non-interested trustees, on not more than sixty (60) days' written notice, or by Distributors on not more than sixty (60) days' written notice, and shall terminate automatically in the event of any act that constitutes an assignment of the Management Agreement between the Trust and Advisers.

7. The Plan, and any agreements entered into pursuant to this Plan, may not be amended to increase materially the amount to be spent for distribution pursuant to Paragraph 2 hereof without approval by a majority of the Trust's outstanding voting securities.

8. All material amendments to the Plan, or any agreements entered into pursuant to this Plan, shall be approved by a vote of the non-interested trustees cast in person at a meeting called for the purpose of voting on any such amendment.

9. So long as the Plan is in effect, the selection and nomination of the Trust's non-interested trustees shall be committed to the discretion of such non-interested trustees.

This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Trust and Distributors as evidenced by their execution hereof.


FRANKLIN GOLD AND PRECIOUS METALS FUND


By:        /s/ DAVID P. GOSS
           David P. Goss
Title:     Vice President &
           Assistant Secretary



FRANKLIN/TEMPLETON DISTRIBUTORS, INC.


By:        /s/ H.E. BURNS
           Harmon E. Burns
Title:     Executive Vice President